Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Genprex, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	962,023 (2)	$1.4900 (3)	$ 1,433,414.27 (3)	0.0000927	$ 132.88
Equity	Common stock, $0.001 par value per share	457(h)	5,325,794 (4)	$3.1247 (5)	$ 16,641,508.51 (5)	0.0000927	$ 1,542.67
Equity	Common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	208,050 (6)	$1.4900 (3)	$ 309,994.50 (3)	0.0000927	$ 28.74
	Total Offering Amounts				$ 18,384,917.28		$ 1,704.28
	Total Fee Offsets						-
	Net Fee Due						$ 1,704.28

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Genprex, Inc. 2018 Equity Incentive Plan (the “2018 Plan”), the Employee Stock Option and Grant Notice Option Agreements referenced in footnote 4 below and the Genprex, Inc. 2018 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)

Represents the additional shares of common stock available for future issuance under the 2018 Plan resulting from annual increases on January 1, 2021, and January 1, 2022, pursuant to the evergreen provision therein therein and shares of common stock available for issuance under the 2018 Plan resulting from expired or unexercisable awards that have become available for future issuance under the 2018 Plan.

(3)

This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The offering price per share and the aggregated offering price for shares reserved for future issuance under the 2018 Plan and the ESPP are based on the average of the high and the low price of Registrant’s common stock as reported on the Nasdaq Capital Market on August 10, 2022, which date is within five business days prior to filing this Registration Statement.

(4)

Represents (i) 950,000 shares of common stock reserved for issuance upon the vesting and exercise of stock options granted as inducement awards by the Registrant to employees under Employee Stock Option and Grant Notice Option Agreements in accordance with Nasdaq Listing Rule 5635(c)(4) and (ii) 4,375,794 shares of common stock subject to outstanding stock option awards under the 2018 Plan.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Act, and, (i) with respect to the 950,000 shares of common stock reserved for issuance upon the vesting and exercise of stock options granted as inducement awards, based on the weighted average exercise price of $2.85 per share; (ii) with respect to the 4,375,794 shares subject to outstanding stock option awards under the 2018 Plan, based on the weighted average exercise price of $3.18 per share.

(6)	Represents shares of common stock reserved for issuance under the ESPP.